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Exhibit 3.12

FORM OF
SECOND AMENDED AND RESTATED
OPERATING AGREEMENT
OF
WYNN RESORTS HOLDINGS, LLC
a Nevada limited liability company

        This Second Amended and Restated Operating Agreement of Wynn Resorts Holdings, LLC, a Nevada limited liability company (the "Company"), is adopted at Las Vegas, Nevada, effective as of October 21, 2002 (the "Effective Date"), by Valvino Lamore, LLC, a Nevada limited liability company ("Valvino"), which constitutes the sole member of the Company, with reference to the recitals set forth below.

R E C I T A L S

        A.    On July 14, 2000, the Company's initial member, Stephen A. Wynn ("Wynn"), adopted an operating agreement for the Company;

        B.    On April 1, 2001, Wynn transferred his 100% member's interest in the Company to Valvino and Valvino adopted the Amended and Restated Operating Agreement of the Company, effective that date;

        C.    As of the Effective Date, and pursuant to NRS 86.286(1), Valvino desires to amend and restate, in its entirety, the operating agreement of the Company to provide for the conduct of the Company's business and affairs on and after the Effective Date.

        NOW, THEREFORE, Valvino hereby adopts as follows:

ARTICLE I
DEFINITIONS

        Act. "Act" means Chapter 86 of the NRS.

        Affiliate. "Affiliate" means with respect to a specified Person, any other Person who or which is (a) directly or indirectly controlling, controlled by or under common control with the specified Person, or (b) any member, stockholder, director, officer, manager, or comparable principal of, or relative or spouse of, the specified Person. For purposes of this definition, "control", "controlling", and "controlled" mean the right to exercise, directly or indirectly, more than fifty percent of the voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust or other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

        Agreement. "Agreement" means this Second Amended and Restated Operating Agreement, as amended from time to time.

        Articles. "Articles" means the Articles of Organization of the Company as filed with the Secretary of State of Nevada, as amended from time to time.

        Bank Documents. "Bank Documents" means that certain Credit Agreement, among Wynn Las Vegas, LLC, the lenders party thereto, Deutsche Bank Securities, Inc., as lead arranger and joint book running manager, Deutsche Bank Trust Company Americas, as administrative agent and swing line lender, Banc of America Securities LLC, as lead arranger, joint book running manager and syndication agent, Bear, Stearns & Co. Inc., as arranger and joint book running manager, Bear Stearns Corporate Lending Inc., as joint documentation agent, and Dresdner Bank AG, New York Branch, as arranger and joint documentation agent, entered into to finance the development and construction of the Le Rêve Casino Resort, and all documents, instruments and agreements executed or delivered in connection therewith, as the foregoing may from time to time be supplemented, modified, amended, restated, refinanced or replaced, with the same or any successor or replacement agents and lenders.

        Capital Contribution. "Capital Contribution" means a contribution to the capital of the Company in cash, property, or otherwise.

        Code. "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding United States federal tax statute enacted after the date of this Agreement. A reference to a specific section of the Code refers not only to such specific section but also to any corresponding provision of any United States federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

        Covered Person. "Covered Person" means (a) the Member, (b) any manager or officer of the Company, the Member or their respective Affiliates, or (c) any Person who was, at the time of the act or omission in question, a Person described in either of clause (a) or (b) hereof.

        Gaming Authority. "Gaming Authority" means those national, state, local and other governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or involved in the regulation of gaming or gaming activities in any jurisdiction and, within the State of Nevada, specifically, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and the Clark County Liquor and Gaming Licensing Board.

        Gaming Laws. "Gaming Laws" means those laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within any jurisdiction and, within the State of Nevada, specifically, the Nevada Gaming Control Act, as codified in NRS Chapter 463, as amended from time to time, and the regulations of the Nevada Gaming Commission promulgated thereunder, as amended from time to time, and the Clark County Code, as amended from time to time.

        Gaming Licenses. "Gaming Licenses" means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises and entitlements issued by any Gaming Authority necessary for or relating to the conduct of activities or the ownership of an interest in an entity that conducts activities under the Gaming Laws.

        Indenture Documents. "Indenture Documents" means that certain Indenture, by and among Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp., as joint and several obligors, Desert Inn Water Company, LLC, Wynn Design & Development, LLC, the Company, Las Vegas Jet, LLC, World Travel, LLC, Palo, LLC and Valvino, as guarantors, and Wells Fargo Bank Northwest, National Association, as trustee, entered into in connection with the offer and sale of up to $450,000,000 aggregate principal amount of Second Mortgage Notes due 2010 of Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp., and all documents, instruments and agreements executed or delivered in connection therewith, as the foregoing may from time to time be supplemented, modified, amended, restated, refinanced or replaced, with the same or any successor or replacement trustee or agent.

        Interest. "Interest" means the entire ownership interest of the Member in the Company at any time, including the right of the Member to any and all benefits to which the Member may be entitled as provided under the Act and this Agreement.

        Member. "Member" means the sole member of the Company. As of the Effective Date, the Member's name, address and ownership interest are as set forth on Schedule I attached hereto.

        NRS. "NRS" means the Nevada Revised Statutes, as amended from time to time.

        Person. "Person" means a natural person, any form of business or social organization and any other non-governmental legal entity including, but not limited to, a corporation, partnership, association, trust, unincorporated organization, estate or limited liability company.

        Records Office. "Records Office" means an office of the Company in Nevada, which may but need not be a place of its business, at which it shall keep all records identified in NRS 86.241, except that none of the lists required to be maintained pursuant to NRS 86.241 need be maintained in alphabetical order, nor shall the Company be required to maintain at its Records Office copies of powers of attorney except those relating to the execution of the Articles and this Agreement.

        Restricted Entities. "Restricted Entities" means: the Company; Valvino; Wynn Las Vegas Capital Corp., a Nevada corporation; Palo, LLC, a Delaware limited liability company; Desert Inn Water Company, LLC, a Nevada limited liability company; Wynn Design & Development, LLC, a Nevada limited liability company; World Travel, LLC, a Nevada limited liability company; Las Vegas Jet, LLC, a Nevada limited liability company; and Wynn Las Vegas, LLC, a Nevada limited liability company.

        Treasury Regulations. "Treasury Regulations" means the federal income tax regulations promulgated by the U.S. Treasury Department under the Code and codified at Title 26 of the Code of Federal Regulations, as amended from time to time.

        UCC. "UCC" means the Uniform Commercial Code as enacted and in effect in the State of Nevada and any other applicable state or jurisdiction.

        Unsuitable Person. "Unsuitable Person" means a manager, director, officer, agent or employee of the Company or an Affiliate of such Person, (i) who is denied a Gaming License by any Gaming Authority, disqualified from eligibility for a Gaming License, determined to be unsuitable to own or control an Interest or determined to be unsuitable to be connected with a Person engaged in gaming activities in any jurisdiction by a Gaming Authority, or (ii) whose continued involvement in the business of the Company or Affiliate of the Company as a manager, director officer, agent or employee (A) causes the Company or any Affiliate of the Company to lose or to be threatened with the loss of any Gaming License, or (B) is deemed likely, in the sole and absolute discretion of the Member, based on verifiable information or information received from the Gaming Authorities, to jeopardize or adversely affect the likelihood that the Gaming Authorities will issue a Gaming License to the Company or any Affiliate of the Company or to adversely affect the Company's or any such Affiliate's use of or entitlement to any Gaming License.

        WRL. "WRL" means Wynn Resorts, Limited, a Nevada corporation.

        Wynn NR Entities. "Wynn NR Entities" means WRL and any of its Affiliates (excluding, however, the Restricted Entities).

ARTICLE II
INTRODUCTORY MATTERS

        2.1    Formation.    Pursuant to the Act, the Company has been formed as a Nevada limited liability company under the laws of the State of Nevada. To the extent that the rights or obligations of the Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

        2.2    Name.    The name of the Company shall be "Wynn Resorts Holdings, LLC." Subject to compliance with applicable law, the business and affairs of the Company may be conducted under that name or any other name that the Member deems appropriate or advisable.

        2.3    Records Office.    The Company shall continuously maintain in the State of Nevada a Records Office. As of the date hereof, the Records Office is 3145 Las Vegas Boulevard South, Las Vegas,

Nevada 89109. The Records Office may be changed to another location within the State of Nevada as the Member may from time to time determine.

        2.4    Other Offices.    The Company may establish and maintain other offices at any time and at any place or places as the Member may designate or as the business of the Company may require.

        2.5    Resident Agent and Registered Office.    The resident agent of the Company for service of process shall be as set forth in the Articles or as changed by the Member from time to time. The Company shall have as its registered office in the State of Nevada the street address of its resident agent.

        2.6    Purpose.    Except as provided elsewhere in this Agreement, the Company is formed for the object and purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

        2.7    Powers of the Company.    Except as provided elsewhere in this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, advisable, convenient or incidental to or for the furtherance of the purpose set forth in Section 2.6, including, but not limited to, the power and authority to:

          (a)  borrow money and issue evidences of indebtedness, and to secure the same by a mortgage, pledge or other lien on any or all of the assets of the Company;

          (b)  conduct its business and operations in any state, territory, district or possession of the United States or in any foreign country that may be necessary or convenient to the accomplishment of the purpose of the Company;

          (c)  acquire, by purchase, lease, contribution of property or otherwise, and own, hold, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

          (d)  enter into, perform and carry out contracts of any kind, including without limitation, contracts with the Member or any Affiliate of the Member that are necessary to, in connection with, convenient to, or incidental to the accomplishment of the purpose of the Company;

          (e)  purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign entities;

          (f)  lend money for any proper purpose, invest and reinvest its funds and take and hold real and personal property for the payment of funds so loaned or invested;

          (g)  sue and be sued, complain and defend and participate in administrative or other proceedings, in its name;

          (h)  appoint employees, agents and officers of the Company, and define their duties and fix their compensation;

          (i)  indemnify any Person and obtain any and all types of insurance;

          (j)  cease its activities and cancel its insurance;

          (k)  negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

          (l)  pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or hold such proceeds against the payment of contingent liabilities;

          (m)  apply for, obtain and maintain any licenses, permits, approvals, exemptions and waivers from any Gaming Authority as may be necessary under applicable Gaming Laws for the conduct of its business and operations; and

          (n)  make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

ARTICLE III
CAPITAL CONTRIBUTIONS

        The Member shall not be required to make any additional Capital Contribution to the Company.

ARTICLE IV
PROFITS AND LOSSES

        4.1    Profits and Losses.    The Company's profits and losses for any period shall be allocated to the Member.

        4.2    Tax Classification.    So long as the Company has only one Member, it is intended that the Company be disregarded for federal and all relevant state income tax purposes and that the activities of the Company be deemed to be activities of the Member for such purposes, as provided for by Treasury Regulations Sections 301.7701-1, et seq., and comparable provisions of applicable state tax law. In the event that the Company becomes an entity that has more than one Member, it is intended that the Company be treated as a "partnership" for federal and all relevant state income tax purposes, and all available elections shall be made, and take all available actions shall be taken, to cause the Company to be so treated.

ARTICLE V
DISTRIBUTIONS

        5.1    Operating Distributions.    Subject to Section 5.2, the Company shall from time to time distribute to the Member such amounts in cash and other assets as shall be determined by the Member.

        5.2    Limitations on Distribution.    Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution if such distribution would violate the NRS or other applicable law or would cause a breach or default under any agreement or instrument to which the Company is a party or by which it or its assets are bound, but instead shall make such distribution as soon as practicable such that the making of such distribution would not cause such violation, breach or default.

ARTICLE VI
MEMBERSHIP

        6.1    Limitation of Liability.    The Member shall not be liable under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company, except to the extent required by law or in an agreement signed by the Member. The Member shall not be required to loan any funds to the Company, nor shall the Member be required to make any contribution to the Company, nor shall the Member be subject to any liability to the Company or any third party, as a result of any deficit of the Company. However, nothing in this Agreement shall prevent the Member from making secured or unsecured loans to the Company by agreement with the Company.

        6.2    Powers of the Member.    The Member shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary, appropriate or convenient to or for the furtherance of the purpose of the Company, including, without limitation, the power and authority to execute all documents and instruments, perform all duties and powers, and do all things on behalf of the Company in all matters necessary, desirable, convenient or incidental to the purpose of the Company. The Member is an agent of the Company's business and the actions of the Member taken in such capacity and in accordance with this Agreement shall bind the Company. The Member shall be the sole Person with the power to bind the Company except and to the extent that such power is expressly delegated to any other Person by the Member in this Agreement or in writing or by oral communication, and such delegation shall not cause the Member to cease to be the Member.

        6.3    Election of Manager.    Initially, there shall not be a "manager" (within the meaning of the Act) of the Company. Subject to the applicable provisions of the Gaming Laws and the Act, the Member in its sole discretion may, from time to time, appoint one or more Persons as managers with such duties, authorities, responsibilities and titles as the Member may deem appropriate. Such a manager shall serve until such manager's successor is duly appointed by the Member or until such manager's earlier removal or resignation. Any manager appointed by the Member may be removed at any time by the Member. If any Person elected to serve as a manager is found to be an Unsuitable Person, the Member shall immediately remove such Person as a manager and such Person shall thereupon automatically cease to be a manager.

        6.4    Election of Officers.    Subject to the applicable provisions of the Gaming Laws, the Member in its sole discretion may, from time to time, appoint any individuals as officers with such duties, authorities, responsibilities and titles as the Member may deem appropriate. Such officers shall serve until their successors are duly appointed by the Member or until their earlier removal or resignation. Any officer appointed by the Member may be removed at any time by the Member and any vacancy in any office shall be filled by the Member. If any person elected to serve as an officer is found to be an Unsuitable Person, the Member shall immediately remove such person as an officer and such person shall thereupon automatically cease to be an officer.

        6.5    Designation of Authority.    The Member may authorize, in a resolution or other writing, one or more Persons or one or more officers or employees of the Company who may, in the name and on behalf of the Company, and in lieu of or in addition to the Member, contract debts or incur liabilities, and sign contracts or agreements (including, without limitation, instruments and documents providing for the acquisition, mortgage or disposition of property of the Company), and may authorize the use of facsimile signatures of any such Persons, officers or employees.

        6.6    Transfer of Interest.    The Interest of the Member is personal property, and such Interest may be transferred or assigned, in whole or in part, in the sole discretion of the Member. Notwithstanding anything to the contrary set forth herein, no Interest in the Company may be issued or transferred in any manner whatsoever except in compliance with all Gaming Licenses and Gaming Laws.

ARTICLE VII
CONDUCT

        7.1    Conduct.    The Company shall (i) conduct business in its own name and hold itself out as a separate entity, (ii) correct any known misunderstanding regarding its separate identity, (iii) maintain a separate office location or, if the Company shares office space with others, pay its fair allocable share of overhead costs, (iii) have separate stationery, and checks in its own name (as well as separate invoices in its own name to the extent that the Company uses invoices in the conduct of its business), and (iv) observe all organizational formalities. The Company shall not use the name of WRL or any other Person, or permit WRL or any other Person to use the name of the Company; or engage in any other action that would reasonably be expected to call into question the separate identity of (i) the Company or any of the other Restricted Entities from (ii) any of the Wynn NR Entities, to create or increase any risk that the assets of the Company will be consolidated with those of the Wynn NR Entities or any other Person (other than a Restricted Entity) under applicable federal or state bankruptcy or insolvency law. The Company shall maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not be construed as imposing an obligation on any member to contribute additional capital to the Company in order to satisfy the liabilities of the Company (it being understood, however, that a member separately may incur contractual liabilities with respect to certain liabilities of the Company, including pursuant to the Indenture Documents and the Bank Documents).

        7.2    Obligations.    All obligations and indebtedness of any kind incurred by the Company shall be paid from the assets of the Company and the Company's assets shall not be used to pay any obligation or indebtedness of Wynn NR Entities. The Company shall not hold itself out, or permit itself to be held out, as having agreed to pay or be liable for the debts of any of the Wynn NR Entities or hold out its credit or assets as being available to satisfy the obligations of others and shall not cause or permit others to hold out their credit or assets as being available to satisfy its obligations except for guarantees among the Restricted Entities.

        7.3    Compliance with Laws.    The Company shall comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent contested in good faith.

        7.4    Employees.

          (a)  The Company shall require that all full-time employees of the Company identify themselves as such and not as employees of any of the Wynn NR Entities (including, without limitation, by means of providing appropriate managers and employees with business or identification cards identifying such managers and employees as the Company's managers and employees).

          (b)  To the extent the following Persons provide services to the Company, the Company shall compensate all managers, employees, consultants and agents directly, from Company's bank accounts, for services provided to the Company by such managers, employees, consultants and agents, except to the extent that any manager, employee, consultant or agent of the Company is also a manager, employee, consultant or agent of any of the Wynn NR Entities and the compensation of such manager, employee, consultant or agent is allocated between the Company and such Wynn NR Entities on a basis that reflects in a reasonable manner the services rendered to the Company and such Wynn NR Entities.

        7.5    Affiliate Transactions.

          (a)  The Company shall conduct all transactions with any Wynn NR Entities on an arms'-length basis, excluding payment of certain management fees or distributions to the extent of available and unrestricted funds, and only as permitted by the agreements governing its indebtedness or other obligations. The Company shall allocate all overhead expenses (including, without limitation, shared office space and telephone and other utility charges) for items shared between the Company and such Wynn NR Entities on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use. The Company shall not commingle any funds or other assets with those of any Wynn NR Entities, and the Company shall maintain its books, records, and accounts in a manner that appropriately reflects that its assets and liabilities are separate and apart from those of its

  Affiliates (including any Wynn NR Entities). The Company will not acquire any obligations or securities of any Wynn NR Entities.

          (b)  Except for master or blanket policies covering the Company and any Affiliate(s) or the property of the Company and Wynn NR Entities, the costs of which are allocated between the Company and any Wynn NR Entities on a reasonable basis, the Company will not permit itself to be named as an insured on the insurance policy covering the property of any Wynn NR Entities or enter into an agreement with the holder of such policy whereby in the event of a loss in connection with such property, proceeds are paid to the Company.

          (c)  The Company shall not permit any Wynn NR Entities to pay any part of the Company's operating expenses except pursuant to allocation arrangements that comply with the requirements of this Article VII.

        7.6    Other Limitations.

          (a)  The Company shall not:

      (i)
      engage, or hold itself out as being engaged, primarily in the business of investing, reinvesting, or trading in securities;

      (ii)
      engage, or propose to engage, in the business of issuing face-amount certificates of the installment type; or

      (iii)
      engage or propose to engage, in the business of investing, reinvesting, owning, holding, or trading in securities and own, or propose to acquire, investment securities having a value exceeding 40% of the value of the Company's total assets (exclusive of government securities and cash items) on an unconsolidated basis.

          (b)  The Company shall not be subject to the limitation set forth in Section 7.6(a)(iii) if it shall be primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries in a business or businesses other than that of investing reinvesting, owning, holding, or trading in securities.

          (c)  For the purpose of this Section 7.6, the terms "face-amount certificates of the installment type", "government securities", "investment securities", "securities", and "wholly-owned subsidiary" shall have the meanings ascribed to them under the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules and regulations thereunder. This Section 7.6 shall be interpreted and construed so that the Company shall not be an "investment company" as defined in the 1940 Act but shall not otherwise be interpreted or construed to limit otherwise the purposes and powers of the Company.

ARTICLE VIII
DISSOLUTION OF THE COMPANY AND
TERMINATION OF A MEMBER'S INTEREST

        8.1    Dissolution.    The Company shall be dissolved and its affairs wound up as determined by the Member.

        8.2    Resignation.    Subject to Section 6.6 and applicable law, the Member may not resign from the Company before the dissolution and winding up of the Company.

        8.3    Distribution on Dissolution and Liquidation.    In the event of the dissolution of the Company for any reason, the business of the Company shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation and termination of the Company pursuant to the provisions of this Section 8.3, as promptly as practicable thereafter, and each of the following shall be accomplished:

          (a)  the Member shall oversee the winding up of the Company's affairs;

          (b)  the assets of the Company shall be liquidated as determined by the Member, or the Member may determine not to sell all or any portion of the assets, in which event such assets shall be distributed in kind; and

          (c)  the proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

      (i)
      to the expenses of liquidation;

      (ii)
      to the payment of the debts and liabilities of the Company, including any debts and liabilities owed to the Member; and

      (iii)
      the balance, if any, to the Member.

ARTICLE IX
LIABILITY, EXCULPATION AND INDEMNIFICATION

        9.1    Exculpation.

          (a)  No Covered Person shall be liable to the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Covered Person in good faith on behalf of the Company, except that the Covered Person shall be liable for any such loss, damage or claim if a final adjudication by a court of competent jurisdiction establishes that the Covered Person's acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

          (b)  A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

        9.2    Fiduciary Duty.    To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company, then, to the fullest extent permitted by applicable law, the Covered Person acting under this Agreement shall not be liable to the Company or the Member for its good faith acts or omissions in reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, replace such other duties and liabilities of the Covered Person.

        9.3    Indemnity.    The Company shall indemnify and hold harmless the Covered Person to the fullest extent permitted by NRS 86.411 to 86.451, inclusive.

        9.4    Determination of Right to Indemnification.    Any indemnification under Section 9.3, unless ordered by a court or advanced pursuant to Section 9.5 below, shall be made by the Company only as authorized in the specific case upon a determination by the Member, in its sole discretion, that indemnification is proper in the circumstances.

        9.5    Advance Payment of Expenses.    The expenses of the Member incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Member to repay the amount if it is ultimately determined by a court of competent jurisdiction that the Member is not entitled to be indemnified by the Company. The provisions of this section do not affect any rights to advancement of expenses to which personnel of the Company other than the Member may be entitled under any contract or otherwise by law.

        9.6    Assets of the Company.    Any indemnification under this Article IX shall be satisfied solely out of the assets of the Company. No debt shall be incurred by the Company or the Member in order to provide a source of funds for any indemnity, and the Member shall not have any liability (or any liability to make any additional Capital Contribution) on account thereof.

ARTICLE X
MISCELLANEOUS PROVISIONS

        10.1    Ownership Certificates.    The Company shall issue a certificate to the Member to evidence the Interest in the Company. The Member or any manager or officer of the Company may execute such certificate on behalf of the Company.

        10.2    Securities Under the UCC.    The Interest of a Member shall be considered a "security" as defined in Section 104.8102(1)(o) of the Nevada UCC and Section 8102(a)(15) or other corresponding provisions of the UCC in effect in other applicable jurisdictions, and this statement shall constitute an express provision that each such Interest is a security governed by Article 8 of the UCC, within the meaning of Section 104.8103(3) of the Nevada UCC and Section 8103(c) or other corresponding provisions of the UCC in effect in other applicable jurisdictions, solely for the purposes of establishing the applicability thereto of the provisions of Article 8 governing securities. No Interest of the Member shall be considered a "security" for any other purpose, nor shall this statement be construed to suggest that any such Interest should otherwise be considered a "security." The Company shall imprint or otherwise place, on certificates representing Interests in the Company a legend in substantially the following form (in addition to any other legend required by applicable law or otherwise):

    "THE OWNERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE SHALL BE CONSIDERED A 'SECURITY' AS DEFINED IN SECTION 104.8102(1)(o) OF THE NEVADA UCC AND SECTION 8102(a)(15) OR OTHER CORRESPONDING PROVISIONS OF THE UCC IN ANY OTHER APPLICABLE STATE OR JURISDICTION, AND THIS STATEMENT SHALL CONSTITUTE AN EXPRESS PROVISION THAT THE OWNERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE IS A SECURITY GOVERNED BY ARTICLE 8 OF THE UCC, WITHIN THE MEANING OF SECTION 104.8103(3) OF THE NEVADA UCC AND SECTION 8103(c) OR OTHER CORRESPONDING PROVISIONS OF THE UCC IN ANY OTHER APPLICABLE STATE OR JURSIDICTION, SOLELY FOR THE PURPOSES OF ESTABLISHING THE APPLICABILITY THERETO OF THE PROVISIONS OF ARTICLE 8 GOVERNING SECURITIES. THE OWNERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE SHALL NOT BE CONSIDERED A 'SECURITY' FOR ANY OTHER PURPOSE, NOR SHALL THIS STATEMENT BE CONSTRUED TO SUGGEST THAT THE OWNERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE SHOULD OTHERWISE BE CONSIDERED A 'SECURITY.' FOR PURPOSES HEREOF, 'UCC' SHALL MEAN THE UNIFORM COMMERCIAL CODE AS ENACTED AND IN EFFECT IN THE STATE OF NEVADA AND ANY OTHER APPLICABLE STATE OR JURISDICTION."

        10.3    Insurance.    The Company may purchase and maintain insurance, to the extent and in such amounts as the Member shall, in its sole discretion, deem reasonable, on behalf of such Persons as the Member shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company.

        10.4    Complete Agreement.    This Agreement, including any schedules or exhibits hereto, together with the Articles to the extent referenced herein, constitutes the complete and exclusive agreement and understanding of the Member with respect to the subject matter contained herein. This Agreement and the Articles replace and supersede all prior agreements, negotiations, statements, memoranda and understandings, whether written or oral, by the Member.

        10.5    Amendments.    This Agreement may be amended only by a writing signed by the Member.

        10.6    Applicable Law; Jurisdiction.    This Agreement, and the rights and obligations of the Member, shall be interpreted and enforced in accordance with and governed by the laws of the State of Nevada without regard to the conflict laws of that State.

        10.7    Interpretation.    The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provisions contained herein. In the interpretation of this Agreement, the singular may be read as the plural, and vice versa, the neuter gender as the masculine or feminine, and vice versa, and the future tense as the past or present, and vice versa, all interchangeably as the context may require in order to fully effectuate the intent of the Member and the transactions contemplated herein. Syntax shall yield to the substance of the terms and provisions hereof.

        10.8    Counterparts and Facsimile Copies.    Facsimile copies of this Agreement, any counterpart of this Agreement or any approval or written consent of the Member, and facsimile signatures hereon or thereon, shall have the same force and effect as originals.

        10.9    Severability.    If any provision of this Agreement, or any application thereof, is held by a court of competent jurisdiction to be invalid, void, illegal or unenforceable to any extent, that provision, or application thereof, shall be deemed severable and the remainder of this Agreement, and all other applications of such provision, shall not be affected, impaired or invalidated thereby, and shall continue in full force and effect to the fullest extent permitted by law.

        10.10    Waivers.    No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, and no waiver shall be binding unless evidenced by an instrument in writing and executed by the Member.

        10.11    No Third Party Beneficiaries.    This Agreement is adopted solely by and for the benefit of the Member and its respective successors and assigns, and no other Person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

        [signature appears on following page]

        IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first-above written.

VALVINO LAMORE, LLC, a Nevada limited liability company, its sole member

By:	Wynn Resorts, Limited, a Nevada corporation, its sole member

By:
Name:
Title:

SCHEDULE I

Member's Name:	Valvino Lamore, LLC
Member's Address:	3145 Las Vegas Boulevard South Las Vegas, Nevada 89109
Member's Ownership Interest:	100%

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FORM OF SECOND AMENDED AND RESTATED OPERATING AGREEMENT OF WYNN RESORTS HOLDINGS, LLC a Nevada limited liability company
ARTICLE I DEFINITIONS
ARTICLE II INTRODUCTORY MATTERS
ARTICLE III CAPITAL CONTRIBUTIONS
ARTICLE IV PROFITS AND LOSSES
ARTICLE V DISTRIBUTIONS
ARTICLE VI MEMBERSHIP
ARTICLE VII CONDUCT
ARTICLE VIII DISSOLUTION OF THE COMPANY AND TERMINATION OF A MEMBER'S INTEREST
ARTICLE IX LIABILITY, EXCULPATION AND INDEMNIFICATION
ARTICLE X MISCELLANEOUS PROVISIONS
SCHEDULE I